Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES FOURTH QUARTER FISCAL 2009 RESULTS

Mountain Grove, Missouri (September 24, 2009) – First Bancshares, Inc. (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the fourth quarter and for its fiscal year ended June 30, 2009.

For the quarter ended June 30, 2009, the Company had a net loss of $1.0 million, or $(0.66) per share – diluted, compared to net income of $83,000, or $0.05 per share – diluted for the comparable period in 2008.  The net loss for the year ended June 30, 2009 was $4.0 million, or $(2.60) per share – diluted, compared to net income of $363,000, or $0.23 per share – diluted for the year ended June 30, 2008. The net losses for the quarter and year ended June 30, 2009 were attributable to increases in the provision for loan losses and in non-interest expense, along with decreases in net interest income and non-interest income, which were partially offset by income tax benefits recorded during these periods.

During the quarter ended June 30, 2009, net interest income decreased by $399,000, or 19.8%, to $1.6 million from $2.0 million during the quarter ended June 30, 2008. This decrease was the result of a decrease in interest income of $795,000, or 22.2%, which was partially offset by a decrease in interest expense of $396,000, or 25.3%. The decrease in both interest income and interest expense was primarily the result of a significant decrease in market interest rates between the two periods.

During the 2009 quarter, non-interest income decreased by $226,000, or 31.0%, to $503,000 from $729,000 during the comparable 2008 quarter. This decrease was primarily the result of a decrease of $92,000 in service charges and other fee income, a reduction of $36,000 in income on bank owned life insurance, and a $203,000 write down in the carrying value of real estate owned. These decreases were partially offset by an increase of $67,000 in gain on the sale of loans and a $30,000 positive change in net gain (loss) on the sale of property and equipment and on the sale of real estate owned.

During the quarter ended June 30, 2009, the provision for loan losses decreased by $257,000, or 36.1%, to $454,000 from $711,000 during the quarter ended June 30, 2008. As a result, the allowance for loan losses was $4.2 million, or 3.05%, of gross loans at June 30, 2009 compared to $2.8 million, or 1.65% of gross loans at June 30, 2008. Total non-performing assets at June 30, 2009 were $5.0 million, representing an increase of $1.1 million from total non-performing assets of $3.9 million at June 30, 2008.

Non-interest expense increased by $1.1 million, or 51.8%, during the 2009 quarter to $3.2 million from $2.1 million during the 2008 quarter. The increase in non-interest expense was primarily the result of a $1.2 million prepayment penalty incurred on the prepayment of $19.0 million of borrowed money, and an increase of $77,000, or 283.8%, in deposit insurance premiums. The increase in deposit insurance premiums is attributable to an increase in rates during the 2009 period and to a special assessment that was levied by the Federal Deposit Insurance Corporation (“FDIC”) as an initial step toward replenishing the insurance fund. These increases were partially offset by decreases of $44,000, $24,000 and $54,000 in compensation and employee benefits, occupancy and equipment, and professional fees, respectively.

During the year ended June 30, 2009, net interest income decreased by $454,000, or 6.2%, to $6.9 million from $7.4 million during the year ended June 30, 2008. This decrease was the result of a decrease in interest income of $2.5 million, or 16.6%, which was partially offset by a decrease in interest expense of $2.0 million, or 27.0%. During fiscal 2009, non-interest income decreased by $246,000, or 8.5%, to $2.7 million from $2.9 million during fiscal 2008. This decrease was primarily the result of a decrease of $143,000 in service charges and other fee income, a decrease of $51,000 in income from bank owned life insurance, and a $266,000 write down in the carrying value of real estate owned. These decreases were partially offset by increases of $24,000, $23,000 and $24,000 in gain on the sale of loans, gain on the sale of property, equipment and real estate owned and other non-operating income, respectively, and by a $143,000 gain on the sale of investments.

During the year ended June 30, 2009, the provision for loan losses increased by $4.0 million, or 311.6%, to $5.3 million from $1.3 million during the year ended June 30, 2008. During the months of November and December 2008, in light of a continually worsening economy and the departure of several loan officers, the Savings Bank conducted an in-depth review and analysis of its loan portfolio primarily focusing on its commercial real estate, multi-family, development and commercial business loans. During the quarter ended December 31, 2008, based on this loan analysis and taking into consideration the economic conditions, the Savings Bank recorded a provision for loan losses of $4.4 million. During the quarters ended March 31, 2009 and June 30, 2009, the Savings Bank continued its internal review and analysis of the loan portfolio, which contributed to additional provisions for loan losses of $643,000 and $454,000 for the March and June quarters, respectively

Non-interest expense increased by $1.2 million, or 13.9%, during fiscal 2009 to $9.8 million from $8.6 million during fiscal 2008. The increase in non-interest expense was primarily the result of a $1.2 million prepayment penalty incurred on the prepayment of $19.0 million of borrowed money, and an increase of $147,000, or 134.9%, in deposit insurance premiums. The increase in deposit insurance premiums is attributable to an increase in rates during the 2009 period and to a special assessment that was levied by the FDIC, as discussed above. These increases were partially offset by decreases of $5,000, $20,000 and $148,000 in compensation and employee benefits, occupancy and equipment, and professional fees, respectively.

Total consolidated assets at June 30, 2009 were $229.9 million, compared to $249.2 million at June 30, 2008, representing a decrease of $19.3 million, or 7.8%.  Stockholders’ equity at June 30, 2009 was $23.8 million, or 10.3% of assets, compared with $27.1 million, or 10.9% of assets, at June 30, 2008.  Book value per common share decreased to $15.32 at June 30, 2009 from $17.47 at June 30, 2008. The decrease in equity was primarily attributable to the net loss of $4.0 million for the year ended June 30, 2009, and the payment of a $0.10 per common share dividend in August 2008 which totaled $155,000. These decreases in equity were partially offset by a positive change of $828,000, net of income taxes, in the market value of available-for-sale securities.

Net loans receivable decreased $33.9 million, or 20.3%, to $133.2 million at June 30, 2009 from $167.0 million at June 30, 2008.  The decrease in loans receivable included decreases of $4.8 million, $13.9 million, $2.0 million, $3.4 million and $8.3 million, in single-family loans, commercial real estate loans, commercial business loans, land loans and consumer loans, including second mortgages, respectively. These increases were partially offset by a decrease of $10.5 million in residential real estate loans.  Customer deposits decreased $5.4 million, or 2.8%, to $189.2 million at June 30, 2009 from $194.6 million at June 30, 2008.

Non-performing assets at June 30, 2009 decreased by $3.1 million from $8.1 million at March 31, 2009, but increased by $1.1 million to $5.0 million at June 30, 2009 from $3.9 million at June 30, 2008. The decrease between the third and fourth fiscal quarters was the result of decreases in real estate owned of $211,000 and in non-accruing loans of $2.7 million. These decreases were partially offset by increase of

$211,000 in loans 90 days delinquent and still accruing, and $114,000 in repossessed assets. A substantial portion of the decrease of $2.7 million in non-accruing loans was attributable to write-offs of all or part of the principal balances of loans.

The increase in non-performing asset between fiscal years was primarily the result of increases in non-accruing loans, real estate owned and other repossessed assets of $711,000, $343,000 and $158,000, respectively, during the year ended June 30, 2009. Loans 90 days delinquent and still accruing decreased by $72,000 during the same period. During the year ended June 30, 2009, the allowance for loan losses increased $1.5 million to $4.3 million from $2.8 million for the year ended June 30, 2008, and the ratio of the allowance to gross loans increased to 3.05% at June 30, 2009 from 1.65% at June 30, 2008.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filing with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating Data:

Total interest income	$2,791	$3,586	$12,366	$14,828

Total interest expense	1,172	1,568	5,443	7,451

Net interest income	1,619	2,018	6,923	7,377

Provision for loan losses	454	711	5,314	1,291

Net interest income after provision
for loan losses	1,165	1,307	1,609	6,086

Non-interest income	503	729	2,657	2,903

Non-interest expense	3,231	2,129	9,833	8,557

Income (loss) before income tax	(1,563)	(93)	(5,568)	432

Income tax benefit	(530)	(176)	(1,532)	69

Net income (loss)	$(1,033)	$83	$(4,036)	$363

Net income (loss) per share-basic	$(0.66)	$0.05	$(2.60)	$0.23

Net income (loss) per share-diluted	$(0.66)	$0.05	$(2.60)	$0.23

	At June 30,
Financial Condition Data:	2009	2008

Total assets	$229,915	$249,232

Loans receivable, net	133,162	167,035

Non-performing assets	5,019	3,879

Cash and cash equivalents, including
interest-bearing deposits	26,218	17,010

Investment securities	53,536	45,572

Customer deposits	189,218	194,593

Borrowed funds	15,713	26,648

Stockholders' equity	23,764	27,100

Book value per share	$15.32	$17.47